Exhibit 99.1

Lifetime Brands, Inc. Reports Fourth Quarter 2017 Financial Results

Declares Regular Quarterly Dividend

GARDEN CITY, NY, March 15, 2018 – Lifetime Brands, Inc. (NasdaqGS: LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, today reported its financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter Financial Highlights:

Consolidated net sales were $182.8 million in the quarter ended December 31, 2017; a decrease of $10.7 million, or 5.6%, as compared to consolidated net sales of $193.5 million for the corresponding period in 2016. In constant currency, which excludes the impact of foreign exchange fluctuations, consolidated net sales decreased $12.7 million, or 6.5%, as compared to consolidated net sales in the corresponding period in 2016.

Gross margin was $71.2 million, or 39.0%, as compared to $75.0 million, or 38.8%, for the corresponding period in 2016.

Income from operations was $10.9 million, as compared to $21.8 million in the prior year’s quarter.

The income tax provision for the quarter ended December 31, 2017 was $8.2 million, as compared to $6.8 million in the corresponding period in 2016. The 2017 income tax provision includes provisional adjustments for U.S. tax reform of approximately $3.3 million.

Net income was $1.3 million, or $0.08 per diluted share, in the quarter ended December 31, 2017, as compared to net income of $14.7 million, or $1.00 per diluted share, in the corresponding period in 2016.

Adjusted net income was $7.1 million, or $0.47 per diluted share, in the quarter ended December 31, 2017, as compared to adjusted net income of $14.9 million, or $1.01 per diluted share, in the corresponding period in 2016.

Consolidated adjusted EBITDA was $19.2 million, equal to 10.5% of consolidated net sales, in the quarter ended December 31, 2017, as compared to $24.7 million, or 12.8% of consolidated net sales, for the corresponding 2016 period.

Equity in losses, net of taxes, was $0.3 million for the three months ended December 31, 2017, as compared to equity in earnings, net of tax, of $1.0 million for the three months ended December 31, 2016.

Full Year Financial Highlights:

Consolidated net sales were $579.5 million in the year ended December 31, 2017; a decrease of $13.1 million, or 2.2%, as compared to consolidated net sales of $592.6 million for the corresponding period in 2016. In constant currency, consolidated net sales decreased $9.7 million, or 1.6%.

Gross margin was $215.2 million, or 37.1%, in the year ended December 31, 2017 as compared to $216.9 million, or 36.6%, for the corresponding period in 2016.

Income from operations was $15.2 million, as compared to $27.1 million in the prior year.

The income tax provision for the year ended December 31, 2017 was $9.0 million, as compared to $7.0 million in the corresponding period in 2016. The 2017 income tax provision includes provisional adjustments for U.S. tax reform of approximately $3.3 million.

Net income was $2.2 million, or $0.14 per diluted share, in the year ended December 31, 2017, as compared to net income of $15.7 million, or $1.08 per diluted share, in the corresponding period in 2016.

Adjusted net income was $10.6 million, or $0.71 per diluted share, in the year ended December 31, 2017, as compared to adjusted net income of $18.6 million, or $1.28 per diluted share, in the corresponding period in 2016.

Consolidated adjusted EBITDA was $40.2 million in the year ended December 31, 2017, as compared to $46.5 million for the corresponding 2016 period.

Equity in earnings, net of taxes, was $407 thousand for the year ended December 31, 2017, as compared to equity in earnings, net of taxes, of $748 thousand for the corresponding 2016 period.

Jeffrey Siegel, Lifetime’s Executive Chairman, commented,

“While generally consistent with prior disclosure, our fourth quarter operating results were disappointing, resulting in full year 2017 performance that was below our expectations. The fourth quarter shortfall was directly attributable to sales declines at two key retailers; one reflecting a storewide reduction of inventory weeks on hand and the other due to two 2016 promotions that were not repeated in 2017. In addition, we decided not to fulfill orders due to credit concerns at two other retailers.

“We believe the changes we have made in our U.K. operations, including combining Kitchen Craft and Creative Tops and closing our Netherlands operations, will create operating efficiencies and enable each business effectively to leverage the other’s traditional customer base, thereby resulting in significantly improved results for 2018.

“Our recent acquisition of Fitz and Floyd, with its popular assortment of tabletop products and decorative ceramic collections, added to fourth-quarter sales in our Tableware division. As we expected, Fitz and Floyd was accretive to our 2017 results.

“Inventory levels at December 31, 2017 declined, reflecting a company-wide effort eliminate less productive SKU’s as part of an ongoing effort to improve our inventory turns.

“As noted above, the U.S. Tax Reform Act that was signed into law in December had a significant effect on reported tax expense. The impact of the change in the law increased our tax expense for the quarter by $3.3 million. Of this amount $3.0 million was a non-cash charge to adjust deferred taxes. The balance of $300 thousand is our current estimate of the U.S. tax owed on previously unremitted foreign earnings and will be paid over eight years. The overall impact of the Tax Reform Act is quite favorable to us, and excluding further one-time charges related to the Tax Act, will reduce our effective tax rate beginning in 2018.”

Robert Kay, Lifetime’s Chief Executive Officer, added,

“As Lifetime’s new CEO, I am excited to be working with Jeff and the combined Lifetime and Filament team to drive value creation through growth and increased efficiencies. We have just brought together two industry leaders that represent innovation, execution and best in class capabilities in sales, marketing, design, creative, finance and operations. During our first quarter earnings report, we will provide a roadmap laying out our strategy and guidance for the full year 2018. This will include a discussion of ongoing initiatives such as Lifetime Next as well as the implementation of over $8 million of cost savings resulting from the Filament merger, which closed on March 2nd.”

Dividend

On Thursday, March 8, 2018, the Board of Directors declared a quarterly dividend of $0.0425 per share payable on May 15, 2018 to shareholders of record on May 1, 2018.

Conference Call

The Company has scheduled a conference call for Thursday, March 15, 2018 at 11:00 a.m. The dial-in number for the conference call is (844) 787-0801 or (661) 378-9632, passcode #4479898. A live webcast of the conference call will be accessible through https://edge.media-server.com/m6/p/2rdt77c9. For those who cannot listen to the live broadcast, an audio replay of the webcast will be available.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures, including consolidated net sales in constant currency, adjusted net income, adjusted diluted income per common share, and consolidated adjusted EBITDA. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. As required by SEC rules, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in evaluating the Company’s on-going financial results and trends, and management believes that exclusion of certain items allows for more accurate comparison of the Company’s operating performance. Management uses this non-GAAP information as an indicator of business performance. These non-GAAP measures should be viewed as a supplement to, and not a substitute for, GAAP measures of performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” “could,” “expect,” “may,” “positioned,” “project,” “projected,” “should,” “will,” “would” or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in U.S. or foreign tax law and policy; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; expenses and other challenges relating to the integration of the Filament Brands business and future acquisitions; changes in demand for the Company’s products; changes in the Company’s management team; the significant influence and consent rights of the Company’s largest stockholder; fluctuations in foreign exchange rates; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef’n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, Kizmos™, La Cafetière®, MasterClass®, Misto®, Mossy Oak®, Swing-A-Way® Taylor® Kitchen and Vasconia®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Creative Tops®, Empire Silver™, Gorham®, International® Silver, Kirk Stieff®, Rabbit® Towle® Silversmiths, Tuttle®, Wallace®, Wilton Armetale®, V&A® and Royal Botanic Gardens Kew®; and valued home solutions brands, including Bombay®, BUILT NY®, Taylor® Bath and Taylor® Weather. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:
Lifetime Brands, Inc.	LHA
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands—except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net sales	$182,770	$193,520	$579,476	$592,619
Cost of sales	111,539	118,487	364,319	375,719

Gross margin	71,231	75,033	215,157	216,900
Distribution expenses	18,540	16,781	58,050	57,006
Selling, general and administrative expenses	41,331	35,735	140,903	130,397
Restructuring expenses	498	719	1,024	2,420

Income from operations	10,862	21,798	15,180	27,077
Interest expense	(1,177)	(1,257)	(4,291)	(4,803)
Loss on early retirement of debt	—	—	(110)	(272)

Income before income taxes and equity in earnings	9,685	20,541	10,779	22,002
Income tax provision	(8,169)	(6,812)	(9,032)	(7,030)
Equity in earnings (losses), net of taxes	(265)	1,018	407	748

NET INCOME	$1,251	$14,747	$2,154	$15,720

Weighted-average shares outstanding- basic	14,592	14,310	14,505	14,174

BASIC INCOME PER COMMON SHARE	$0.09	$1.03	$0.15	$1.11

Weighted-average shares outstanding- diluted	14,960	14,712	14,955	14,549

DILUTED INCOME PER COMMON SHARE	$0.08	$1.00	$0.14	$1.08

Cash dividends declared per common share	$0.0425	$0.0425	$0.17	$0.17

LIFETIME BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands—except share data)

	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,600	$7,883
Accounts receivable, less allowances of $6,190 at December 31, 2017 and $5,725 at December 31, 2016	108,033	104,556
Inventory	132,436	135,212
Prepaid expenses and other current assets	10,354	8,796

TOTAL CURRENT ASSETS	258,423	256,447
PROPERTY AND EQUIPMENT, net	23,065	21,131
INVESTMENTS	23,978	22,712
INTANGIBLE ASSETS, net	88,479	89,219
DEFERRED INCOME TAXES	5,826	8,459
OTHER ASSETS	1,750	1,886

TOTAL ASSETS	$401,521	$399,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturity of Credit Agreement Term Loan	$—	$9,343
Short term loan	69	113
Accounts payable	25,461	29,698
Accrued expenses	44,121	45,212
Income taxes payable	1,864	6,920

TOTAL CURRENT LIABILITIES	71,515	91,286
DEFERRED RENT & OTHER LONG-TERM LIABILITIES	20,249	18,973
DEFERRED INCOME TAXES	4,423	5,666
INCOME TAXES PAYABLE, LONG-TERM	311	—
REVOLVING CREDIT FACILITY	94,744	86,201
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value, shares authorized: 100 shares of Series A and 2,000,000 shares of Series B; none issued and outstanding	—	—
Common stock, $.01 par value, shares authorized: 50,000,000 at December 31, 2017 and 2016; shares issued and outstanding: 14,902,527 at December 31, 2017 and 14,555,936 at December 31, 2016	149	146
Paid-in capital	178,909	173,600
Retained earnings	60,546	60,981
Accumulated other comprehensive loss	(29,325)	(36,999)

TOTAL STOCKHOLDERS’ EQUITY	210,279	197,728

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$401,521	$399,854

LIFETIME BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2017	2016
OPERATING ACTIVITIES
Net income	$2,154	$15,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,189	14,148
Amortization of financing costs	519	650
Deferred rent	(642)	(243)
Deferred income taxes	1,030	(1,951)
Net loss on disposal of fixed assets	—	84
Stock compensation expense	3,390	2,942
Undistributed equity earnings	(379)	(544)
Loss on early retirement of debt	110	272
Changes in operating assets and liabilities (excluding the effects of business acquisitions)
Accounts receivable	1,481	(17,977)
Inventory	10,818	4,491
Prepaid expenses, other current assets and other assets	(951)	(1,199)
Accounts payable, accrued expenses and other liabilities	(9,778)	12,255
Income taxes receivable	—	132
Income taxes payable	(4,935)	969

NET CASH PROVIDED BY OPERATING ACTIVITIES	17,006	29,749

INVESTING ACTIVITIES
Purchases of property and equipment	(6,311)	(3,380)
Equity investments	—	567
Acquisitions, net of cash acquired	(9,072)	(21,699)
Net proceeds from sale of property	15	64

NET CASH USED IN INVESTING ACTIVITIES	(15,368)	(24,448)

FINANCING ACTIVITIES
Proceeds from Revolving Credit Facility	237,658	268,242
Repayments of Revolving Credit Facility	(229,696)	(246,756)
Repayments of Credit Agreement Term Loan	(9,500)	(25,500)
Proceeds from Short Term Loan	187	118
Repayments of Short Term Loan	(239)	(248)
Payments for stock repurchase	(644)	(86)
Payment of financing costs	(31)	(30)
Cash dividends paid	(2,475)	(2,413)
Payment of capital lease obligations	(94)	(68)
Proceeds from the exercise of stock options	2,537	2,353
Excess tax benefits from stock options, net	—	223

NET CASH USED IN FINANCING ACTIVITIES	(2,297)	(4,165)

Effect of foreign exchange on cash	376	(384)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(283)	752

Cash and cash equivalents at beginning of year	7,883	7,131

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,600	$7,883

LIFETIME BRANDS, INC.

Supplemental Information

(In thousands)

Reconciliation of GAAP to Non-GAAP Operating Results

Consolidated adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in thousands)
Net income as reported	$1,251	$14,747	$2,154	$15,720
Subtract out:
Undistributed equity losses (earnings), net	265	(814)	(379)	(544)
Add back:
Income tax provision	8,169	6,812	9,032	7,030
Interest expense	1,177	1,257	4,291	4,803
Depreciation and amortization, net	3,468	2,404	14,165	14,148
Stock compensation expense	908	827	3,390	2,942
Loss on early retirement of debt	—	—	110	272
Restructuring expenses	498	719	1,024	2,420
Severance expense	166	—	321	—
Warehouse relocation	667	—	667	—
Unrealized loss (gain) on foreign currency contracts	169	(359)	2,817	(745)
Permitted acquisition related expenses, net of acquisition not completed	2,424	(852)	2,616	435

Consolidated adjusted EBITDA	$19,162	$24,741	$40,208	$46,481

Consolidated EBITDA is a non-GAAP measure that the Company defines as net income, adjusted to exclude undistributed equity in (losses) earnings, income taxes, interest, losses on early retirement of debt, depreciation and amortization, stock compensation expense, certain acquisition related expenses, non-cash gains or losses associated with the Company’s foreign currency contracts and certain one-time cash charges such as restructuring expenses, non-restructuring severance expense and warehouse relocation expenses, as shown in the tables above.

Consolidated adjusted EBITDA for the three months and year ended December 31, 2016 presented above have been re-cast to exclude the non-cash gains and losses related to the Company’s derivative financial instruments not designated as hedging instruments, recognized in earnings. These non-cash gains or losses are permitted to be excluded from the EBITDA covenant in the Company’s Credit Agreement.

LIFETIME BRANDS, INC.

Supplemental Information

(In thousands—except per share data)

Reconciliation of GAAP to Non-GAAP Operating Results (continued)

Adjusted net income and adjusted diluted income per common share:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in thousands)
Net income as reported	$1,251	$14,747	$2,154	$15,720
Adjustments:
Restructuring expenses	498	719	1,024	2,420
Acquisition related expenses	2,424	65	2,616	1,352
Loss on early retirement of debt	—	—	110	272
Severance expenses	166	—	321	—
Unrealized loss (gain) on foreign currency contracts	169	(359)	2,817	(745)
Warehouse relocation	667	—	667	—
Depreciation expense adjustment	—	(86)	—	1,241
Gain on sale of GS International, net of tax	—	—	—	(189)
Deferred tax for foreign currency translation for Grupo Vasconia	(1)	—	(239)	517
Transition tax on non-U.S. subsidiaries’ earnings	338	—	338	—
Re-measurement of U.S. deferred tax assets and liabilities	2,981	—	2,981	—
Income tax effect on adjustments	(1,432)	(208)	(2,224)	(1,965)

Adjusted net income	$7,061	$14,878	$10,565	$18,623

Adjusted diluted income per common share	$0.47	$1.01	$0.71	$1.28

Adjusted net income and adjusted diluted income per common share in the three months and year ended December 31, 2017 excludes restructuring expenses, acquisition related expenses, loss on early retirement of debt, non-restructuring severance expense, the unrealized loss on foreign currency contracts and deferred tax (benefit) expense related to our equity earnings of Vasconia due to recording the tax benefit of cumulative translation gains through other comprehensive income (loss). Adjusted net income and adjusted diluted income per common share in the three months and year ended December 31, 2017 also excludes the impact of the transition tax and re-measurement of U.S. deferred tax assets and liabilities included in the income tax provision as a result of the U.S. tax reform. The income tax effect on adjustments reflects the statutory tax rates applied on the adjustments.

Adjusted net income and adjusted diluted income per common share in the three months and year ended December 31, 2016 excludes acquisition related expenses, a charge to correct accumulated depreciation balance relating to certain leasehold improvements at one of the Company’s U.S. warehouses, loss on early retirement of debt, restructuring expenses, the unrealized (gain) loss on foreign currency contracts, deferred tax expense related to our equity earnings of Vasconia due to recording the tax benefit of cumulative translation losses through other comprehensive income and the related income tax effect on adjustments.

LIFETIME BRANDS, INC.

Supplemental Information

(In thousands—except per share data)

Reconciliation of GAAP to Non-GAAP Operating Results (continued)

Constant Currency:

	As Reported			Constant Currency (1)
	Three Months Ended			Three Months Ended				Year-Over-Year
	December 31,			December 31,				Increase (Decrease)
Net sales	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)	Currency Impact	Excluding Currency	Including Currency	Currency Impact
U.S. Wholesale	$143,330	$156,368	$(13,038)	$143,330	$156,390	$(13,060)	$22	(8.4)%	(8.3)%	0.0%
International	31,834	29,101	2,733	31,834	31,073	761	1,972	2.4%	9.4%	6.9%
Retail Direct	7,606	8,051	(445)	7,606	8,051	(445)	—	(5.5)%	(5.5)%	—%

Total net sales	$182,770	$193,520	$(10,750)	$182,770	$195,514	$(12,744)	$1,994	(6.5)%	(5.6)%	1.0%

	As Reported			Constant Currency (1)
	Year Ended			Year Ended				Year-Over-Year
	December 31,			December 31,				Increase (Decrease)
Net sales	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)	Currency Impact	Excluding Currency	Including Currency	Currency Impact
U.S. Wholesale	$462,588	$470,981	$(8,393)	$462,588	$471,032	$(8,444)	$51	(1.8)%	(1.8)%	0.0%
International	97,757	101,070	(3,313)	97,757	97,552	205	(3,518)	0.2%	(3.3)%	(3.5)%
Retail Direct	19,131	20,568	(1,437)	19,131	20,568	(1,437)	—	(7.0)%	(7.0)%	—%

Total net sales	$579,476	$592,619	$(13,143)	$579,476	$589,152	$(9,676)	$(3,467)	(1.6)%	(2.2)%	(0.6)%

(1)	“Constant Currency” is determined by applying the 2017 average exchange rates to the prior year local currency sales amounts, with the difference between the change in “As Reported” net sales and “Constant Currency” net sales, reported in the table as “Currency Impact”. Constant currency sales growth is intended to exclude the impact of currency.